As filed with the Securities and Exchange Commission on October 17, 2006
Registration no. 333- 137382

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MESA AIR GROUP, INC.
Subsidiary Guarantors Listed on the Following Page
(Exact name of registrant as specified in its charter)

Nevada	85-0302351
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
410 North 44th Street, Suite 100
Phoenix, Arizona, 85008
(602) 685-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies of Correspondence to:
Mr. Brian S. Gillman Vice President and General Counsel Mesa Air Group, Inc. 410 North 44th Street, Suite 100 Phoenix, Arizona 85008 (602) 685-4000 Fax: (602) 685-4352	Gregory R. Hall Christopher J. Miner Squire, Sanders & Dempsey L.L.P. Two Renaissance Square 40 North Central Avenue, Suite 2700 Phoenix, Arizona 85004 (602) 528-4000 Fax: (602) 253-8129
(Name, address, including zip code, and telephone number, including area code, of agent for service)
     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine

EXPLANATORY NOTE:
     We are filing this Amendment No. 1 to Form S-3 for purposes of identifying Mr. Murnane as both the Principal Accounting Officer and the Principal Financial Officer of Mesa Air Group, Inc. on the signature page.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following table sets forth all expenses payable by us in connection with the offering of the common stock being registered, other than discounts and commissions. The selling stockholder will pay these expenses.

Registration Fee	$215

Legal Fees and Expenses	$25,000

Accounting Fees and Expenses	$8,000

Total	$33,215
Item 15. Indemnification of Officers and Directors
     The Nevada General Corporation Law provides for indemnification of directors, officers, employees and agents, subject to certain limitations (Section 78.7502 Nevada General Corporation Law (“NGCL”)). Article Eighth of our Certificate of Incorporation provides that we may indemnify all persons whom it has the power to indemnify under Section 78.7502 of the NGCL, whether civil, criminal, administrative or investigative (including an action by or in the right of Mesa, by reason of the fact that he is or was serving as our director or officer (or is or was serving at our request in a similar capacity with another entity), shall be indemnified and held harmless by us to the fullest extent authorized by the NGCL. The right of indemnification includes the right to be paid by the Company the expenses incurred in defending any such action, suit or proceeding in advance of its final disposition. If required by us, however, such advancement of expenses shall be made only upon delivery of an undertaking by such director or officer to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified.
     As permitted by Section 78.747 of the NGCL, the Company’s Certificate of Incorporation contains provisions eliminating a director’s personal liability for monetary damages to us and our stockholders arising from a breach of a director’s fiduciary duty except for liability under Section 78.747 of the NGCL or liability for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or for the authorization of the unlawful payment of a dividend or other distribution on the Company’s capital stock, or the unlawful purchase of its capital stock.
Item 16. Exhibits
     The following exhibits are filed herewith or incorporated by reference:

Exhibit
No.	Description of Exhibit
4.2	Form of Warrants issued by the registrant to Raytheon Aircraft Company. (*)

4.3	Specimen Common Stock Certificate.(1)

5	Opinion of Squire, Sanders & Dempsey L.L.P.(*)

10.1	Warrant Purchase Agreement, dated as of February 7, 2002, between the registrant and Raytheon Aircraft Company.(*)

23.1	Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5.1).(*)

Exhibit
No.	Description of Exhibit
23.2	Consent of Deloitte & Touche, LLP.*

24	Power of Attorney (see signature page in Part II of Registration Statement).

*	Previously Filed

(1)	Incorporated by reference to Mesa Air’s Amendment No. 1 to Form S-18, Registration No. 33-11765 filed on March 6, 1987.
Item 17. Undertakings
(a) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(e) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on October 17, 2006.

MESA AIR GROUP, INC.

By:	/s/ JONATHAN G. ORNSTEIN

Name: Jonathan G. Ornstein
Title: President and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JONATHAN G. ORNSTEIN Jonathan G. Ornstein	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 17, 2006

/s/ GEORGE MURNANE III George Murnane III	Executive Vice President and Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	October 17, 2006

*
Daniel J. Altobello	Director	October 17, 2006

*
Joseph L. Manson	Director	October 17, 2006

*
Maurice A. Parker	Director	October 17, 2006

*
Peter F. Nostrand	Director	October 17, 2006

*	Director	October 17, 2006
Robert Beleson

Signature	Title	Date
*
Carlos E. Bonilla	Director	October 17, 2006

*
Richard R. Thayer	Director	October 17, 2006

*	By	/s/ BRIAN S. GILLMAN
Brian S. Gillman
Attorney-in-Fact

      EXHIBIT INDEX

Exhibit
No.	Description of Exhibit
4.2	Form of Warrants issued by the registrant to Raytheon Aircraft Company. (*)

4.3	Specimen Common Stock Certificate.(1)

5	Opinion of Squire, Sanders & Dempsey L.L.P.(*)

10.1	Warrant Purchase Agreement, dated as of February 7, 2002, between the registrant and Raytheon Aircraft Company.(*)

23.1	Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5.1).(*)

23.2	Consent of Deloitte & Touche, LLP.*

24	Power of Attorney (see signature page in Part II of Registration Statement).

*	Previously Filed

(1)	Incorporated by reference to Mesa Air’s Amendment No. 1 to Form S-18, Registration No. 33-11765 filed on March 6, 1987.